Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
FIRST QUARTER RESULTS OF OPERATIONS FOR 2013

JUNEAU, Alaska, May 14, 2013 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders for the first quarter ended March 31, 2013 of $61,000 or $0.08 per diluted common share, respectively as compared to $97,000 or $0.13 per diluted common share, respectively for the same period in 2012.

“The Company’s performance for the first quarter of the year would have reflected a slight improvement over first quarter of 2012, but an interest income adjustment of approximately $44,000 associated with a negotiated interest rate reduction as part of the refinance of one of the Bank’s larger participation loans reduced the performance for the quarter” stated Craig Dahl, President & CEO.   “The Company’s mortgage operations for the first three months of 2013 are tracking ahead of plan, and the bank is seeing an early and strong demand for residential construction loans to meet the housing shortage in Juneau.  So, while I am disappointed with the modest earnings, I am pleased with overall loan demand and the condition of our regional economy as we move into 2013.”

The provision for loan losses was $60,000 for the quarter ended March 31, 2013 compared to $90,000 for the quarter ended March 31, 2012.  The allowance for loan losses at March 31, 2013 was $1.9 million, representing 1.30% of total loans outstanding.  Total non-accrual loans were $4.2 million at March 31, 2013 compared with $5.7 million at December 31, 2012 and $2.6 million at March 31, 2012. The increase at March 31, 2013 compared to the prior year is due primarily to two commercial nonresidential loans totaling $2.4 million to the same borrower that were troubled debt restructurings deemed to be impaired and were placed on nonaccrual status due to a decline in the borrowers’ net worth and global cash flow.  In addition, the Bank’s real estate owned and repossessed assets were $1.8 million at March 31, 2013 compared with $344,000 at December 31, 2012 and $754,000 at March 31, 2012.  There were no loan charge offs for the quarter ended March 31, 2013 compared with $289,000 in net loan charge offs for the quarter ended December 31, 2012 and $36,000 of net loan charge offs for the quarter ended March 31, 2012.

Net interest income was $1.9 million for the quarter ended March 31, 2013 compared to $2.0 million for the quarter ended December 31, 2012 and $1.9 million for the quarter ended March 31, 2012.  Net interest margin on average interest-earning assets for the first quarter of 2013 was 4.43% compared with 4.84% for the first quarter of 2012.

Loans (excluding loans held for sale and before the allowance for loan losses) were $148.4 million at both March 31, 2013 and December 31, 2012.  Deposits at March 31, 2013 were

$152.4 million, a $4.1 million, or 2.6% decrease from $156.5 million at December 31, 2012, and an $11.8 million, or 8.4% increase from $140.6 million at March 31, 2012.

Gain on sale of loans increased $112,000, or 101.8%, to $222,000 for the first quarter of 2013 from $110,000 for the first quarter of 2012 as a result of an increase in mortgage loans originated and sold.  Excluding mortgage banking income, noninterest income increased $23,000, or 7.6%, to $326,000 for the first quarter of 2013 compared with $303,000 for the first quarter 2012.  The increase is primarily in mortgage servicing income due to the fair value adjustment to mortgage servicing rights of $32,000.

Noninterest expense was $2.1 million for the quarter ended March 31, 2013 compared to $2.2 million for the quarter ended December 31, 2012 and $2.0 million for the quarter ended March 31, 2012.  The net increase compared to the first quarter of 2012 is primarily attributable to higher compensation and benefit expense.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules as a result of Basel III; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and

Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
First Quarter 2013
(dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Condensed Statement of Income:
Interest income	$2,021	$2,129	$2,090
Interest expense	131	136	147
Net interest income	1,890	1,993	1,943
Provision for loan losses	60	60	90
Gain on sale of loans	222	239	110
Other noninterest income	326	374	303
Noninterest expense	2,149	2,175	1,979
Net income before provision for income tax	229	371	287
Provision for income tax	89	48	113
Net income	140	323	174
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	60
Preferred stock discount accretion	19	19	17
Net income available to common shareholders	$61	$244	$97

Income per common share:
Basic	$0.09	$0.37	$0.15
Diluted	$0.08	$0.33	$0.13

Performance Ratios:
Return on average equity	2.69%	6.25%	3.38%
Return on average assets	0.32	0.71	0.42
Yield on average interest-earning assets	4.73	4.89	5.21
Cost of average interest-bearing liabilities	0.43	0.44	0.51
Interest rate spread	4.30	4.45	4.70
Net interest margin on:
Average interest-earning assets	4.43	4.58	4.84
Average total assets	4.27	4.41	4.65
Efficiency ratio (a)	96.98	91.89	88.11

Average balances:
Loans	$148,841	$150,073	$149,000
Interest-earning assets	170,749	174,052	160,434
Assets	176,902	180,751	167,271
Interest-bearing deposits	118,782	120,112	112,809
Total deposits	151,635	156,053	141,673
Interest-bearing liabilities	121,565	123,112	116,060
Shareholders' equity	20,834	20,674	20,604

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	760,219	745,772	720,915

	March 31, 2013	December 31, 2012	March 31, 2012
Condensed Balance Sheet data:
Total assets	$174,950	$182,077	$166,881
Loans, before allowance	148,428	148,370	149,441
Loans held for sale	748	3,247	162
Investment securities available for sale	6,087	4,253	5,836
Total deposits	152,409	156,481	140,599
Federal Home Loan Bank advances	-	3,000	3,500
Shareholders' equity	20,870	20,800	20,666

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.58	$24.48	$24.27

Asset quality:
Allowance for loan losses	$1,936	$1,876	$1,919
Allowance as a percent of loans	1.30%	1.26%	1.28%
Nonaccrual loans	$4,217	$5,679	$2,607
Total nonperforming assets	5,988	6,023	3,361
Impaired loans	11,148	11,581	11,938
Estimated specific reserves for impairment	473	473	473
Net charge offs for quarter	-	39	36
Net charge offs YTD	-	289	36
Real estate owned and repossessed assets	1,771	344	754

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.